PURCHASE AND SALE AGREEMENT	STATE OF ILLINOIS Edwards County No. 95290 Filed for record this______6th day of Oct A.D. 20 11 at_____ 9:35 o’clock A M and duly recorded in Oil & Gas Record 223 Page231-246 Recorder

Date: May 10, 2011

TEHI Illinois, LLC	Date: 10/10/11
P.O. Box 672	Rental Housing Support
Olney, IL 62450	Program Fund Surcharge: $10.00

Re: Agreement for Sale of TEHI Illinois Lease known as "The Works Lease", Exhibit "A"

Gentlemen:

This agreement ("Agreement") is made and entered into by and between EOS PETRO, Inc. ("Buyer"), and TEHI Illinois, LLC ("Seller"), as follows:

1.          For good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer, all of Seller’s right, title and interest in and to the following (collectively referred to as the "Interests");

(a)          The properties, described on "Exhibit A" attached hereto and made a part hereto and made a part hereof, whether such properties are in the nature of the interests, leasehold interests, licenses, concessions, working interests, farm out rights, royalty, over-riding royalty or other non-working or canceled interests, operating rights or other material rights of every nature, and any rights that arise by operation of law or otherwise in all such properties and lands covered thereby and pooled, utilized, communitized or consolidated with such properties (the "Leases");

(b)          All oil, condensate or natural gas wells, water source wells and water and other types of injection and disposable wells either located on the Leases or on lands pooled or utilized therewith or held for use in connection with the Leases, whether p0roducing, operating or shut-in (the "Wells");

(c)          All severed crude oil, natural gas, casing head, gas, drip, gasoline, natural gasoline, petroleum, natural gas, liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from the Leases and located on the Leases below the sales connection(s) on the Effective Date (the "Substances");

(d)          All property, fixtures, leases, improvements, oil field equipment and physical facilities or interests therein, that are used or currently held for use in connection with the ownership or operation of the Leases and Wells, including, without limitation, tanks and tank batteries, disposal facilities, storage facilities, buildings, structures, field separators and liquid extractors, compressors, pumps, pumping units, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, implements, tools, appliances, cables, wires, towers, casing, tubing and rods, gathering lines or other pipelines, field gathering systems, and all other similar fixtures and equipment.

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STATE OF ILLINOIS Edwards County No. 95290 Filed for record this______6th day of Oct A.D. 20 11 at_____ 9:35 o’clock A M and duly recorded in Oil & Gas Record 223 Page231-246 Recorder

(e)          All contracts, commitments, agreements and arrangements that in any way relate to the Leases and Wells including, without limitation, all leases, easements, privileges, right-of-way agreements, permits, servitudes, licenses or other agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use or in connection with the exploration, production and transportation of Substances from the Leases or Wells, and all existing or proposed utilization, pooling and communitization agreements, declarations and orders to the extent they relate to or affect the Leases and Wells. All options, farm out agreements, exploration agreements, all oil, gas, liquids, condensate, casinghead gas and gas sales, purchase exchange, gathering transportation and processing contracts, all operating agreements, and all agreements for the production, storage, treatment, transportation, processing, purchase, sale or other disposal of Substances from the Leases and Wells or in connection therewith, and any and all amendments, ratifications or extensions of the foregoing, together with (i) all rights, privileges and benefits of Assignor thereunder arising on or after the Effective Date, (ii) all claims for take-or-pay or other similar payments arising before or after the Effective Date, and (iii) rights of subrogation for any claims that arise on or after the Effective Date and/or any insurance policy held by Assignor.

Purchase Price: The purchase price shall be (1,479,544 Shares (the "Purchase Price"), of EOS Energy stock subject to adjustment pursuant to the terms and conditions hereof. Confirmation of this purchase and sales transaction (the "Closing") shall take place in the offices of the Seller at 10:00 a.m. Pacific Time, on or before the expiration of the latter of fifteen (15) days after the execution of this Agreement.

Effective Date: Transfer of the Interests shall be effective as of 10:00 a.m. Pacific Time, on the Closing date as defined herein (the "Effective Date").

2.          Seller shall be entitled to all credits, receipts, income and proceeds of production from and accruing to the Interests prior to the Effective Date and shall be responsible for all costs, expenses, disbursements, obligations and liabilities attributable to the Interests for periods of time prior to the Effective Date, Buyer shall be entitled to all credits, receipts, income and proceeds of production from and accruing to the Interests after the Effective Date and shall be responsible for all costs, expenses, disbursements, obligations and liabilities attributable to the Interests for periods of time after the Effective Date.

3.          If Buyer’s investigation of title to the Interests reveals the existence any material encumbrances, encroachment, lien, or other defect by or objection to the title to the Interests including but not limited to, any adjustment to the net revenues or working interests set forth in Exhibit "A", or any required third party consent that (is not obtained for transfer of the Lease(s) at least 7 business days after execution of this Agreement (all of which are herein called the "Title Defects"). Buyer will immediately give Seller written notice of all such Title Defects, and the parties shall, within 7 business days of such notice, attempt to agree on an amount by which the Purchase Price shall be adjusted, if any or the course of action necessary to cure such Title Defects. If after said 7 day period the parties are unable to reach a resolution of such Title Defect, or an agreement on the amount of the Purchase Price adjustment for Title Defects, if any, and Seller is unable to cure said defects before Closing, either Buyer or Seller may elect to immediately terminate this Agreement, in which case neither party shall have any further liability or obligation to the other hereunder, except as to all obligations of Seller and Buyer imposed by any confidentiality agreement which shall survive such termination and be enforceable in accordance with the terms thereof. Seller agrees to provide Buyer with the Assignments and any other title documentation that are currently in Seller’s possession.

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4.          Seller recognizes that this offer stipulated herein is based upon our understanding of the reserves, reservoir characteristics, operating costs, and expected costs and expected prices to be received from the hydrocarbons produced and sold from the Leases. The offer is subject to verification of current production rates, an inventory of the equipment on the property, an inspection of the environmental condition of the property, and verification of operating permits and compliance with any and all applicable rules and regulations (all of which are herein called the "Representation"). If Buyer determines prior to the Closing Date that the representations are inaccurate, Buyer may elect to immediately terminate this Agreement.

5.          The conveyance ("Assignment") to be delivered by Seller to Buyer at Closing shall be substantially in the form of "Exhibit B".

6.          Upon Closing, Seller, jointly and severally, agrees to indemnify, defend and hold harmless Buyer, its officers, employees, contractors, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs, reasonable expenses of litigation and reasonable attorneys’ fees) that are attributable to the Interests of to the ownership and operation of the Interests prior to the Effective Date including, without limitation any obligation of Seller or any other persons under litigation, any obligations of Seller or any other person to pay and discharge any monies including interest and penalties, if any, or to take any corrective or remedial action that has been imposed by any governmental agency arising prior to the Effective Date; and the obligations and liabilities of Seller under any laws, statutes, regulations and judicial interpretations of the United States and the states in which the interests are located. This obligation does not include any claim between Buyer and Seller arising out of this Agreement, and the parties agree that as to any such claim, the prevailing party will be entitled to reasonable attorneys’ fees.

7.          Seller warrants and represents that (a) it has full corporate authority to enter into this transaction; (b) the performance by Seller of this Agreement will not conflict with, result in any violation of or default under, give rise to a right of termination, cancellation, or acceleration of any material obligation or to the loss of a material benefit under, or result in the creation of any lien on any of the interests. Buyer represents it has full corporate authority to enter into this transaction and that it has liquid of readily available funds or lines of credit available at the time of execution to fund the full purchase price. Buyer represents this Agreement is not contingent upon Buyer obtaining any other financing.

8.          After Closing, Seller and Buyer shall agree to take such further actions an to execute, acknowledge, and deliver all such documents that are necessary or useful in carrying out the purposes of this transaction or any document delivered pursuant to this transaction.

9.          This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the state of Illinois without regard to principles of conflicts of laws otherwise applicable to such determinations. In the event any dispute arises with respect to this Agreement, the parties hereby consent to jurisdiction and litigation of such dispute in the state of Illinois, county of Richland.

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10.         No party shall assign all or any part of this Agreement, nor shall any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party which consent shall not be unreasonably or untimely withheld, and any assignment made without such consent shall be void except as otherwise provided in this paragraph. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

11.         This Agreement and the documents to be executed hereunder and the Exhibits and Schedules attached hereto, if any, constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof.

12.         This Agreement may be executed in one or more counterparts, each of which will be deemed an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed by facsimile or electronic signature, which shall be deemed an ink – signed original for all purposes.

If the following is in accordance with your understanding of our agreement with respect to the matters set forth herein, please execute this letter in the space provided below and return one copy to the letterhead address.

Accepted and agreed to this 6th day of June, 2011.

Buyer: EOS PETRO, Inc.

By:	/s/ Nikolas Konstant
Nikolas Konstant, Chairman of the Board

Sellers: TEHI Illinois, LLC

By:	/s/ Harold Marbarger	By:	/s/ Jeff Swinson
	Harold Marbarger, Member		Jeff Swinson, Member

Printed Name: Harold Marbarger		Printed Name: Jeff Swinson

By:	/s/ George Lambird
George Lambird, Member

Printed Name: George Lambird

Prepared by Mega Oil, Inc., P.O. Box 670, Olney, IL 62450 (618) 395-4538

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EXHIBIT "A"

An Oil & Gas Lease dated 1/26/1966 from Lyman D. Works and Frances M. Works, as Lessor, in favor of the Superior Oil Company, as Lessee, recorded as Book 73, page 254 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas lease dated 9/31/1938 from George J. Works, Etux, as Lessor, in favor of Fred A. Noah, etal, at Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois.

An Oil & Gas Lease dated 6/1/1938 from Frank Wood, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 6, page 287 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 5/24/1938 from Melvin Works, Etal, as Lessor, in favor of Fred A. Noah, etal, as Lessee, recorded as Book 5, page 71 in the Office of the Recorder of Edwards County, Illinois..

An Oil & Gas Lease dated 12/4/1996 from Alma Energy Corporation as Lessor; in favor of The Speir Operating Company, as Lessee, recorded as Book 194, page 329 in the Office of the Recorder of Edwards County, Illinois.

Covering the following described lands located in Edwards County, IL

F. Wood Etal, Tract 4

Township 2 South, Range 14 East

Section 19: N/2

Section 18: Commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St Hwy 1, thence West 64 rods, thence North 5 rods, thence East 64 rods to the West line of said ROW, thence South 5 rods to the POB

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G. J. Works, Tract 3

Township 2 South, Ranch 11 East

Section 18: Commencing at the SW corner, thence East 56 chains 58 links, thence North 26 chains 54 links, thence West 56 chains 681/2 links, thence South 26 chains 54 links to POB, containing 158 acres, 1 rod, 14 perches, more or less, excepting commenting near the SE corner where the South Line of said Sections intersects the west line of the right of way of St HWY 1, thence West 54 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB.

G. J. Works

Township 2 South, Range 11 East

Section 18: 140 acres, more or less, located in the South part of Section 18, more fully described in that Oil Gas and Mineral Lease dated May 31, 1938, by and between George Works, Etux, as Lesser, and The Superior Oil Company, as Lessee.

F. Wood

Township 2 South, Range 11 East

Section 18: 2 acres tract commencing near the SE corner where the South line of said Section intersects the west line of the right of way of St HWY 1, thence West 64 rods, thence North 5 rods, thence East 54 rods to the West line of said ROW, thence South 5 rods to the POB

M. Works, Tract 2

Township 2 South, Ranch 11 East

Section 18: 120 acres off of the West side of the following described Lands; Commencing at the NE corner of 5/2 Section 19, North 60 deg 30 min West 69 chains 36 links, thence South 5 deg 15:min Basf 53 chains 22 links, thence North 64 deg East 56 chains 80 links, thence North 5 deg West 13 chains 22 links to the POB.

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Exhibit "B"

Form of
AGREEMENT, ASSIGNMENT AND BILL OF SALE

TEHI LLC ("Assignor"), located at: OLNEY, IL., for the payment of Ten and No/100 Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and subject to the terms and conditions hereof, hereby grants, sells, assigns conveys and transfers unto EOS PETRO, INC., a DELAWARE Corporation ("Assignee"), located at: 2049 Century Park East, Suite 3670, Los Angeles, CA 90067, effective as of 10:00 a.m., Pacific time, June 11, 2011 (the "Effective Date"), all of the Assignor's right, title and interest in and to the following:

(a)          The properties described on Exhibit "A" attached hereto and made a part hereof, whether such properties are in the nature of fee interests, leasehold interests, licenses, concessions, working interests, farmout rights, royalty, overriding royalty or other non-working or carried interests, operating rights or other mineral rights of every nature, and any rights that arise by operation of law or otherwise in all such properties and lands covered thereby and pooled, unitized, communitized or consolidated with such properties (the "Leases");

(b)          All oil, condensate or natural gas wells, water source wells, and water and other types of injection and disposal wells either located on the Leases or on lands pooled or unitized therewith or held for use in connection with the Leases, whether producing, operating or shit-in (the "Wells");

(c)          All severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and other hydrocarbons and other minerals or materials of every kind and description produced from and located on the Leases below the sales connection(s) on or after the Effective Date (the "Substances");

(d)          All personal property, fixtures, leases, improvements, oil field equipment and physical facilities or interests therein that are used or held for use in connection with the ownership or operation of the Leases and Wells, including, without limitation, tanks and tank batteries, disposal facilities, storage facilities, buildings, structures, field separators and liquid extractors, compressors, pumps, pumping units, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, implements, tools, appliances, cables, wires, towers, casing, tubing and rods, gathering lines or other pipelines, field gathering systems, and all other similar fixtures and equipment; and

(e)          All contracts, commitments, agreements and arrangements that in any way relate to the Leases and Wells including, without limitation, all leases, easements, privileges, right-of-way agreements, permits, servitudes, licenses or other agreements relating to the use or ownership of surface and subsurface properties and structures that are used or held for use in connection with the exploration, production and transportation of Substances

Book 223 Page 237

for use in connection with the exploration, production and transportation of Substances from the Leases or Wells, and all existing or proposed unitization, pooling and communitization agreements, declarations and orders to the extent they relate to or affect the Leases and Wells, all options, farmout agreements, exploration agreements, all oil, gas liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, all operating agreements, and all agreements for the production, storage, treatment, transportation, processing, purchase, sale or other disposal of Substances from the Leases and Wells or in connection therewith, and any and all amendments, ratifications or extensions of the foregoing, together with (i) all rights, privileges and benefits of Assignor thereunder arising on or after the Effective Date, (ii) all claims for take-or-pay or other similar payments arising before or after the Effective Date, and (iii) rights of subrogation of any claims that arise on or after the Effective Date under any insurance policy held by Assignor.

It is the further understanding of Assignor and Assignee that:

(1)         Assignor shall be entitled to all credits and proceeds of hydrocarbons produced, severed and sold from the Leases prior to the Effective Date and located above the sales connection on the Effective Date, and shall be responsible for all costs, expenses, disbursements, obligations and liabilities attributable to the Leases for periods of time prior to the Effective Date.

(2)         Assignee shall be entitled to all credits and proceeds of all severed crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, petroleum, natural gas liquids, condensate, products, liquids and ether hydrocarbons and other minerals or materials of every kind and description produced from the Leases and either (i) located on the Leases on the Effective Date or (ii) sold on or after the Effective Date and shall be responsible for all costs, expenses, disbursements, obligations and liabilities attributable to the Leases for periods of time after the Effective Date.

(3)         Assignor agrees to indemnify, defend and hold harmless Assignee, its agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs, reasonable expenses of litigation and reasonable attorneys' fees) that are attributable to the Leases and other assets described above and to the period of time prior to the Effective Date, including, without limitation, any obligation of Assignor or any other person under any litigation, any obligation of Assignor or any other person to pay and discharge any refunds, including interest and penalties, if any, that may be imposed by any governmental agency arising from the sale of production prior to the Effective Date, any obligation or liability of Assignor arising from any gas imbalances other than the gas imbalances adjusted for on the execution date hereof, and the obligations and liabilities of Assignor under any laws, statutes, regulations and judicial interpretations of the United States and the state in which the Leases are located; or any of them, or any of them, or any governmental or quasi-governmental authority having jurisdictions that relate to the prevention, abatement or elimination of pollution or the protection of the environment.

To have and to hold the Interests herein assigned, together with all and singular the rights and appurtenances thereto unto Assignee, its successors and assigns forever; subject, however, to the matters set forth herein.

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This conveyance is made with full substitution and subrogation of Assignee, its successors and assigns, to the rights of Assignor under, for and to all warranties made by others with respect to the rights, titles and interests being conveyed hereunder.

The Leases may also be conveyed on the appropriate federal or state agency forms. All such additional conveyances shall be considered counterparts hereof and not additions hereto; all of the terms, conditions and covenants of this Agreement, Assignment and Bill of Sale shall be deemed incorporated into such conveyances.

Assignor will, at any time and from time to time after the date hereof, upon Assignee's request, execute, acknowledge and deliver or cause to be executed and delivered, all further documents or instruments necessary to effect the transaction embodied in this Agreement, Assignment and Bill of Sale.

This Agreement, Assignment and Bill of Sale is made and delivered subject to that certain Agreement between Assignor and Assignee dated as of

Executed this 6th day or June 2011, effective for all purposes as of the Effective Date.

Assignor:
Attest:
By:	/s/ Harold Murbarger	By:	/s/ Jeff Swinson
Name:	Harold Murbarger	Name:	Jeff Swinson
Title:	Member	Title:	Member

Assignee: Attest: Buyer
By:	/s/ Nikolas Konstant	By:
Name:	Nikolas Konstant	Name:
Title:	Chairman of the Board	Title:
EOS PETRO, INC.

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ACKNOWLEDGEMENTS

For Assignor:

STATE OF _ _________)     (ss.

COUNTY OF _________)

The foregoing instrument was acknowledged before me by ____________________, as ____________________ of ____________________ on behalf of said ___________________.

Witness my hand and notarial seal this ___ day of __________.

My Commission Expires:

Notary Public in and for the State of ____________________.
                         (Seal)

For Assignee:

STATE OF CALIFORNIA        )                         (ss.

COUNTY OF LOS ANGELES)

The foregoing instrument was acknowledged before and by Nikolas Konstant, as Chairman of the Board of EOS PETRO, INC., on behalf of said corporation.

Witness my hand and notarial seal this 15th day of August, 2011.

My Commission Expires: June 4, 2014

Notary Public in and for the State of California

                         (Seal)

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ACKNOWLEDGEMENTS

For Assignor:

STATE OF ILLINOIS      )                    (ss.

COUNTY OF RICHLAND)

The foregoing instrument was acknowledged before me by Harold Murbarger, as Member of TEHI ILLINOIS, LLC on behalf of said TEHI ILLINOIS.

Witness my hand and notarial seal this 6th day of June 2011.

My Commission Expires: 7/14/2015

Notary Public in and for the State of Illinois.

(Seal)

For Assignor:

STATE OF ILLINOIS        )      (ss.

COUNTY OF RICHLAND)

The foregoing instrument was acknowledged before and by Jeff Swinson, as Member of the TEHI Illinois, LLC, on behalf of said TEHI Illinois, LLC.

Witness my hand and notarial seal this 15th day of August, 2011.

My Commission Expires: 7/14/2015

Notary Public in and for the State of California

Book 223 Page 241

ACKNOWLEDGEMENTS

For Assignor:

STATE OF ILLINOIS      )                     (ss.

COUNTY OF RICHLAND)

The foregoing instrument was acknowledged before me by George Lambird, as Member of TEHI ILLINOIS, LLC on behalf of said TEHI ILLINOIS.

Witness my hand and notarial seal this 6th day of June 2011.

My Commission Expires: 7/14/2015

Notary Public in and for the State of Illinois.

(Seal)

For Assignee:

STATE OF ___________)       (ss.

COUNTY OF _________)

The foregoing instrument was acknowledged before and by Jeff Swinson, as Member of the TEHI Illinois, LLC, on behalf of said TEHI Illinois, LLC.

Witness my hand and notarial seal this 15th day of August, 2011.

My Commission Expires: June 4, 2014

Notary Public in and for the State of California

(Seal)

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